LOIS/USA INC.
                              40 WEST 57TH STREET
                               NEW YORK, NY 10019
                       (212) 373-4700 FAX (212) 586-9472


                             FOR IMMEDIATE RELEASE

CONTACT:       Ted Veru       212-373-4799
               Robert Stewart 212-373-4752

                 LOIS/USA CLOSES ON $25 MILLION CREDIT FACILITY

          TOMBSTONE ANNOUNCEMENT REFLECTS LOIS' FRESH APPROACH TO ADS

                    FINANCING FOR ACQUISITIONS NOW IN PLACE

New York, New York, October 31, 1997; LOIS/USA (OTC: LSUS), the full service advertising agency with offices in New York, Chicago, Detroit and Los Angeles, today announced that it completed a major step in implementing the acquisition strategy being lead by Ted Veru, its co-chief executive officer, with the closing of a new $25 million Senior Revolving Credit facility obtained from Sanwa Business Credit Corporation. The company indicated that the primary purpose of the credit facility would be to fund acquisitions.

In addition to providing financing to Lois/USA, Sanwa called on the company's creative talent. George Lois, the company's founder, co-chief executive officer and the Worldwide Creative Director who directs the creation of advertisements for Lois/USA's clients, was asked by Sanwa to design the tombstone announcement for the facility. The result was a fresh look to generally indistinguishable announcements. "It's amazing," stated Anita Lester, Vice-President of Sanwa's Commercial Finance Division. "George Lois took all of the information for the tombstone and made it electrifying instead of dull, as most are." Lois will design other tombstone announcements for Sanwa.

Ted Veru indicated that the company is actively pursuing its acquisition plans. "This new credit facility will allow us to move rapidly, which will enhance our ability to find and close quality deals." Sanwa's Ms. Lester added that "this is a very exciting client, and we believe in the acquisition stretegy
Ted Veru is pursuing for Lois/USA."

Lois/USA is a full service advertising agency with offices in New York, Chicago, Detroit and Los Angeles. Its creative efforts are headed up by George Lois, a 30 year veteran of the advertising industry.

          Stock Market:       Over the Counter Market
          Symbol:             LSUS